Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (333-176020, 333-198312, 333-222081, 333-249494) on Form S-8 and the registration statement (No. 333-163276) on Form S-3 of our reports dated March 6, 2023, with respect to the consolidated financial statements of Commercial Vehicle Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Columbus, Ohio
March 6, 2023